Exhibit 99.2

July 1, 2019

Dear Shareholder:

We are pleased to notify you that Computershare has been appointed the new stock transfer agent and registrar for the Class A common stock of American Finance Trust, Inc. (“AFIN”) effective July 30, 2019. Computershare will replace DST Systems as AFIN’s transfer agent and registrar and as the plan administrator under AFIN’s Amended and Restated Distribution Reinvestment Plan for its Class A common stock.

After July 30, 2019, Computershare may be contacted at the following address and telephone number:

Computershare Trust Company, N.A.

Attention: American Finance Trust, Inc.

P.O. Box 505000

Louisville, KY 40233

(866) 902-0063

You own AFIN shares that are currently directly registered on DST Systems’ books. Once the transition to Computershare is complete on July 30, 2019, you will remain a directly registered shareholder on Computershare’s books. You do not need to take any action at this time.

Included in this mailing is a current statement which reflects AFIN shares you own which are registered on DST Systems’ books. Prior to the transition to Computershare, we encourage you to consider moving your AFIN shares into a brokerage account in order to provide better direct access to your shares for you and your financial advisor and to eliminate opening a new account at Computershare. For assistance with moving your shares to a brokerage account, please take the enclosed statement and the DRS instructions on the back of this letter to your financial advisor and inform them that you wish to move your directly registered AFIN shares to your brokerage account by DRS (Direct Registration System).

If you choose to have your shares remain directly registered you will receive correspondence from Computershare going forward, starting with a welcome letter that will include your new account number and instructions for accessing your account online. There will be no change to the timing and delivery method of your monthly distribution payments or reinvestment. If there are any issues or if you require clarification on any items, please reach out to your financial advisor or our current agent, DST Systems.

Please note that, following the July 30, 2019 effective date for the transfer agent replacement, your financial advisor will continue to have online access to transaction history and prior statements and 1099s maintained by DST Systems should you need to request this information in the future.

Contacting AFIN

Email Inquiries:	investorrelations@americanfinancetrust.com
Website:	www.americanfinancetrust.com
Telephone Inquiries:	1-866-902-0063

Sincerely,

Stacey Runk

Investor Relations

American Finance Trust, Inc.

PLEASE SEE THE REVERSE SIDE OF THIS LETTER FOR DRS INSTRUCTIONS AND INFORMATION

American Finance Trust, Inc. DRS Instructions

Directly registered shares can be moved to brokerage accounts only through DRS. Other systems, such as ACAT and DWAC, will not be accepted, only DRS.

Information Needed for DRS:

Ticker:   AFIN

CUSIP:   02607T109

Transfer Agent DTC Identifier:    07889

Your AFIN Account number:       Please see the enclosed statement for your account number